Digi International Reports Fiscal Third Quarter 2005 Revenue Growth of 6.7% over Third Quarter 2004

(Minneapolis, July 14, 2005) - Digi International® Inc. (NASDAQ: DGII) today reported revenue of $30.2 million for the third fiscal quarter of 2005 compared to $28.3 million in the third fiscal quarter of 2004, an increase of $1.9 million, or 6.7%. Revenue for Rabbit Semiconductor, Inc. (Rabbit), acquired on May 26, 2005, was $2.9 million compared to management’s guidance for revenue in excess of $2.0 million for the third fiscal quarter. Digi’s consolidated revenue for the third fiscal quarter of 2005 was $1.1 million, or 3.5%, less than management’s previously announced guidance, inclusive of Rabbit, primarily due to a more rapid decline than expected in revenue associated with the mature network interface card product line.

Device Networking Solutions products, which includes NetSilicon-branded products, Rabbit products, and the device server product lines, contributed $12.5 million in revenue, including $2.9 million in revenue from Rabbit, in the third quarter of fiscal 2005 compared to $9.5 million in the third quarter of fiscal 2004, or an increase of 31.5%. Revenue from Connectivity Solutions products was $17.7 million in the third fiscal quarter of 2005, compared to $18.8 million in the third fiscal quarter of 2004, or a decrease of 5.8%, primarily due to a decline in the asynchronous product line which was partially offset by increased sales of growth products in this segment.

Digi reported net income of $2.5 million for the third fiscal quarter of 2005, or $0.11 per diluted share, compared to net income of $2.4 million, or $0.11 per diluted share, during the third fiscal quarter of 2004. Net income per diluted share of $0.11 is at the high end of management’s previously announced guidance of $0.07 - $0.11, inclusive of the guidance provided for Rabbit. Rabbit generated breakeven earnings per share which included a one-time charge for acquired in-process research and development of $0.3 million, while management’s previously announced guidance anticipated that one-time expenses associated with the acquisition would reduce earnings per diluted share by $0.04 to $0.06 for the third fiscal quarter of 2005. Net income per diluted share for the third fiscal quarter of 2005, excluding the charge for acquired in-process research and development, was $0.12.

The gross profit in the fiscal third quarter of 2005 was $18.2 million, or 60.3% of net sales, compared to $17.3 million, or 61.0% of net sales, in the fiscal third quarter of 2004. The decline in gross profit margin reflects the impact of the sales of Rabbit products with lower gross profit margins.

Total operating expenses in the fiscal third quarter of 2005 were $14.5 million, or 48.1% of net sales, compared to $14.0 million, or 49.4% of net sales, in the fiscal third quarter of 2004. Operating expenses in the fiscal third quarter of 2005 included an increase in acquisition-related amortization of $0.3 million and a charge for acquired in-process research and development associated with the Rabbit acquisition of $0.3 million.

Digi International Reports Third Quarter Fiscal 2005 Results — Page 2

Operating income in the third fiscal quarter of 2005 was $3.7 million, or 12.2% of net sales, compared to $3.3 million, or 11.5% of net sales, in the third fiscal quarter of 2004. Operating income includes the charge of $0.3 million related to acquired in-process research and development. Operating income excluding the acquired in-process research and development charge was $4.0 million, or 13.2% of net sales.

For the nine months ended June 30, 2005, Digi reported revenue of $89.0 million compared to revenue of $82.0 million for the nine months ended June 30, 2004, or an increase of 8.6%. For the nine months ended June 30, 2005, Digi reported net income of $14.2 million, or $0.61 per diluted share, compared to net income of $5.8 million, or $0.26 per diluted share, for the nine months ended June 30, 2004. During the second quarter of fiscal 2005, as a result of a settlement with the Internal Revenue Service on an audit of prior fiscal years, Digi recorded a reversal of $5.7 million of previously established income tax reserves, equating to $0.24 per diluted share positive impact. Excluding the impact of the favorable tax settlement and the acquired in-process research and development charge associated with the Rabbit acquisition, Digi’s earnings per diluted share for the nine months ended June 30, 2005 were $0.38, or an increase of 46.2% over the prior nine months’ comparable diluted earnings per share.

Digi’s cash and cash equivalents and marketable securities balance at the end of the quarter, less the short-term loan, was $43.6 million compared to $87.6 million at the end of the prior quarter. Digi spent $48.9 million of cash on the Rabbit acquisition in May 2005. Days sales outstanding (DSO) was at 34 days for the fiscal third quarter of 2005, compared to 32 days for the previous quarter. Digi’s net cash per share at June 30, 2005, defined as cash and cash equivalents and marketable securities, less the short-term loan, divided by shares outstanding of 22,615,814, was $1.93. Tangible book value per share at June 30, 2005, defined as stockholders’ equity less net identifiable intangible assets and goodwill divided by shares outstanding of 22,615,814, was $3.66.

“Company results for the quarter were mixed. On the positive side we grew revenues 6.7% over the third quarter of fiscal 2004 and achieved $0.11 earnings per diluted share, which was at the high end of the guidance range including Rabbit. We are particularly pleased with the outstanding results of Rabbit, which is already a strong contributor. The Rabbit transaction represents the latest step in our ongoing strategy to focus on growth product opportunities. Rabbit contributed $2.9 million in revenues, and our other growth product lines showed significant growth year over year,” said Joe Dunsmore, Chairman, President and CEO of Digi. “These achievements, however, were offset by greater than expected weakness from the mature product lines, with much more rapid decline than expected from the network interface card product line.”

Highlights of the quarter
•	Digi acquired Rabbit Semiconductor, Inc., formerly Z-World, Inc., a privately held corporation and manufacturer of the popular Rabbit line of microprocessors and microprocessor-based core modules and Z-World single board computers. The highly complementary product lines extend Digi’s leadership position in commercial grade device networking. The acquisition is a merger transaction for $48.9 million of cash.

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•	Digi launched Watchport/V2, a next generation high-performance commercial grade USB camera. The new Watchport/V2 is an enhanced version of the company’s award-winning Watchport/V camera and includes features to boost performance and make it even easier to integrate into commercial applications. Combined with Digi’s motion detection software, the Watchport/V2 can also be used as a cost-effective remote monitoring system.

•	Digi entered into a partnership agreement with Daxten Europe to distribute Digi’s console management products to the growing data center management market.

•	Digi announced PROFINET IO stack operates with its NET+Works device networking tool kit. NetSilicon’s NET+Works environment enables industrial automation equipment suppliers to develop and sell their own branded PROFINET IO devices in emerging PROFINET market.

•	Digi introduced Digi ConnectPort, next-generation display connectivity architecture at Retail Systems Show 2005. The ConnectPort provides the freedom of relocating or even removing PCs or thin clients at points of service and is ideal for retail applications, restaurant chains, banking, kiosks and information signage.

Fourth Quarter and Fiscal 2005 Guidance
Digi expects fourth fiscal quarter 2005 revenue to be in a range of $34 million to $37 million and anticipates earnings per diluted share to be in the range of $0.12 to $0.17. Digi continues to expect Rabbit to contribute in excess of $7.0 million in revenue for the fourth fiscal quarter of 2005 and to be accretive by $0.01 to $0.02 per diluted share in the fourth fiscal quarter of 2005.

For the full fiscal year 2005, Digi expects an increase in revenue over fiscal year 2004 revenue in a range of 11 - 13%. Digi expects full fiscal year 2005 earnings per diluted share to be in a range of $0.73 to $0.78, including the reversal of previously established income tax reserves equating to $0.24 per diluted share associated with the settlement of an audit of prior fiscal years. Digi anticipates earnings per diluted share to exceed fiscal year 2004 earnings per diluted share by 87% to 100%.

Third Quarter Fiscal 2005 Conference Call Details
Digi invites all those interested in hearing management’s discussion of the quarter to join our third fiscal quarter 2005 conference call, scheduled for Thursday, July 14, 2005 at 4:00 p.m. CT, either by phone or on the Web. Participants can access the call by dialing (800) 833-9611. International participants may access the call by dialing (212) 748-2808. A replay will be available for one week following the call by dialing (800) 633-8284 for domestic participants or (402) 977-9140 for international participants and entering access code 21251461 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s web site, www.digi.com.

About Digi International
Digi International, based in Minneapolis, makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s web site at www.digi.com, or call 800-344-4273 (U.S.) or 952-912-3444 (International).

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Digi, Digi International, and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.

Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates; rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2004 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact	Investors Contact
S. (Kris) Krishnan	The Investor Relations Group
(952) 912-3125	Kathryn McNeil/John Nesbett
s_krishnan@digi.com	New York, NY
212-825-3210
mail@investorrelationsgroup.com

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Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net sales	$30,208	$28,306	$88,989	$81,952
Cost of sales	12,003	11,045	34,489	32,053

Gross profit	18,205	17,261	54,500	49,899

Operating expenses:
Sales and marketing	6,446	6,529	19,300	19,030
Research and development	3,778	3,994	11,850	12,959
General and administrative	2,649	2,168	7,187	6,030
Intangibles amortization	1,349	1,303	3,883	3,915
In-process research and development	300	—	300	—

Total operating expenses	14,522	13,994	42,520	41,934

Operating income	3,683	3,267	11,980	7,965
Other income, net	306	105	809	173

Income before income taxes	3,989	3,372	12,789	8,138
Income tax provision (benefit)	1,505	978	(1,455)	2,360

Net income	$2,484	$2,394	$14,244	$5,778

Net income per common share, basic	$0.11	$0.11	$0.64	$0.27

Net income per common share, diluted	$0.11	$0.11	$0.61	$0.26

Weighted average common shares, basic	22,588	21,468	22,381	21,017

Weighted average common shares, diluted	23,296	22,224	23,420	21,858

Digi International Reports Third Quarter Fiscal 2005 Results — Page 6

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2005	September 30, 2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$6,345	$19,528
Marketable securities	38,303	59,639
Accounts receivable, net	15,830	10,555
Inventories, net	17,554	11,231
Other	6,469	4,315

Total current assets	84,501	105,268

Marketable securities, long-term	4,000	2,500
Property, equipment and improvements, net	21,071	18,634
Identifiable intangible assets and goodwill, net	67,093	20,233
Net deferred tax assets	17	3,013
Other	969	817

Total assets	$177,651	$150,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term loan	$5,025	$—
Capital lease obligation, current portion	421	—
Accounts payable	5,077	4,945
Accrued expenses	10,067	9,126
Income taxes payable	5,280	9,107

Total current liabilities	25,870	23,178

Capital lease obligation, net of current portion	1,277	—
Net deferred tax liabilities	709	208

Total liabilities	27,856	23,386

Total stockholders’ equity	149,795	127,079

Total liabilities and stockholders’ equity	$177,651	$150,465

Digi International Reports Third Quarter Fiscal 2005 Results — Page 7

Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(Unaudited)

	Three months ended	Nine months ended
	June 30, 2005	June 30, 2005
Operating activities:
Net income	$2,484	$14,244
Adjustments to reconcile net income to net cash provided by operating activities:
Acquired in-process research and development	300	300
Depreciation of property, equipment and improvements	548	1,710
Amortization of identifiable intangible assets and other assets	1,639	4,667
Tax benefit related to the exercise of stock options	59	2,045
Other	(312)	(479)
Changes in operating assets and liabilities:
Accounts receivable	139	(1,949)
Inventories	339	169
Other assets	327	(709)
Accounts payable and accrued expenses	(171)	(1,878)
Income taxes payable	2,007	(3,276)
Other	(542)	(3,602)

Total adjustments	4,333	(3,002)

Net cash provided by operating activities	6,817	11,242

Investing activities:
Settlement of held-to-maturity marketable securities, net	25,332	19,836
Business acquisitions, net of cash acquired	(49,185)	(53,585)
Purchase of property, equipment, improvements and certain other intangible assets	(438)	(772)

Net cash used in investing activities	(24,291)	(34,521)

Financing activities:
Borrowing from note payable	5,000	5,000
Payments on line of credit	(1,250)	(1,250)
Payments on capital lease obligations	(38)	(38)
Proceeds from stock option plan transactions	342	5,415
Proceeds from employee stock purchase plan transactions	165	576

Net cash provided by financing activities	4,219	9,703

Effect of exchange rate changes on cash and cash equivalents	(370)	393

Net decrease in cash and cash equivalents	(13,625)	(13,183)

Cash and cash equivalents, beginning of period	19,970	19,528

Cash and cash equivalents, end of period	$6,345	$6,345